Exhibit 99.1

News Release | Jan. 24, 2022

Wells Fargo & Company Announces Pricing of Any and All Cash Tender Offer by Its Wholly-Owned Subsidiary

SAN FRANCISCO – Jan. 24, 2022 – Wells Fargo & Company (NYSE: WFC) today announced the tender offer consideration (the “Tender Offer Consideration”) payable in connection with the previously announced cash tender offer (the “Offer”) by Wells Fargo Securities, LLC (“Wells Fargo Securities”), an indirect wholly-owned subsidiary of Wells Fargo & Company, which commenced on Jan. 18, 2022, to purchase for cash any and all of the securities of Wells Fargo & Company listed in the table below (the “Securities”). The Offer will expire today, Jan. 24, 2022, at 5:00 p.m., New York City time, unless extended (such date and time, as it may be extended, the “Expiration Date”). The Offer is being made solely pursuant to the Offer to Purchase (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery, each dated Jan. 18, 2022. The Offer to Purchase contains detailed information regarding the terms of the Offer, including the manner in which the Tender Offer Consideration was calculated.

The table below sets forth the Tender Offer Consideration for the Securities. The reference yield listed in the table below is based on the bid-side price of the reference security as quoted on Bloomberg Reference Page FIT4 at 2:00 p.m., New York City time, today, as described in the Offer to Purchase.

Title of Securities	CUSIP Number	Principal Amount Outstanding	Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Reference Yield	Tender Offer Consideration (1)

3.45% Subordinated Notes due February 13, 2023	94974BFJ4	$2,000,000,000	+16 bps	1.375% U.S. Treasury Notes due February 15, 2023	0.621%	$1,027.85
(1)	Per $1,000 principal amount of Securities tendered and accepted for purchase.

In addition to the Tender Offer Consideration, holders whose Securities are validly tendered (and not validly withdrawn) on or prior to the Expiration Date will receive accrued and unpaid interest in respect of their purchased Securities from the last interest payment date for the Securities to, but not including, the Initial Settlement Date (as defined below) for such Securities (“Accrued Interest”), payable on the Initial Settlement Date or the Guaranteed Delivery Settlement Date (as defined below), as applicable.

Upon the terms and subject to the conditions of the Offer, the settlement date is expected to be Jan. 25, 2022, or promptly thereafter (the “Initial Settlement Date”).

Securities may be tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase. Upon the terms and subject to the conditions of the Offer, the settlement date for tenders pursuant to a related Notice of

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Guaranteed Delivery is expected to be Jan. 27, 2022, or promptly thereafter (the “Guaranteed Delivery Settlement Date”). The Accrued Interest payable on the Guaranteed Delivery Settlement Date will not include any interest for the period on or after the Initial Settlement Date.

Tenders of Securities pursuant to the Offer may be validly withdrawn at any time before the Expiration Date.

The Offer is open to all registered holders of Securities. A beneficial owner of Securities that are held of record by a broker, dealer, commercial bank, trust company, or other nominee (each, a “Custodian”) must instruct such Custodian to tender such Securities on the beneficial owner’s behalf in a timely manner. Beneficial owners should be aware that a Custodian may establish its own earlier deadline for participation in the Offer.

D.F. King & Co., Inc. is serving as the tender agent and information agent. Requests for documents may be directed to D. F. King & Co., Inc. by telephone at 212-269-5550 (banks and brokers) or 1-800-967-4607 or e-mail at wfc@dfking.com. Questions regarding the Offer may be directed to Wells Fargo Securities at 704-410-4759 or collect at 1-866-309-6316 or e-mail at liabilitymanagement@wellsfargo.com.

Copies of the Offer to Purchase and related Notice of Guaranteed Delivery are available at the following web address: www.dfking.com/wfc.

This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. The Offer is being made only pursuant to the Offer to Purchase and related Notice of Guaranteed Delivery. The Offer is not being made to holders of Securities in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky, or other laws of such jurisdiction. None of Wells Fargo Securities, Wells Fargo & Company, the Tender Agent, the Information Agent, the trustee, the paying agent or any of their respective affiliates or boards of directors makes any recommendation in connection with the Offer. Please refer to the Offer to Purchase for a description of terms, conditions, disclaimers, and other information applicable to the Offer.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is the leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy. News, insights, and perspectives from Wells Fargo are also available at Wells Fargo Stories.

Additional information may be found at www.wellsfargo.com | Twitter: @WellsFargo.

Contact Information

Media

Beth Richek, 704-374-2545

Beth.Richek@wellsfargo.com

Investor Relations

Tanya Quinn, 415-396-7495

tanya.quinn@wellsfargo.com

2        Jan. 24, 2022 | News Release

News Release Category: WF-CF

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3         Jan. 24, 2022 | News Release